Exhibit 10.6

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF OVERLAND PASS PIPELINE COMPANY LLC

DATED MAY 31, 2006

BETWEEN

WILLIAMS FIELD SERVICES COMPANY, LLC

AND

ONEOK OVERLAND PASS HOLDINGS, L.L.C.

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4.3	Distributions	18

ARTICLE 5 MANAGEMENT		18
5.1	The Management Committee	18
5.2	Composition; Removal and Replacement of Representative	19
5.3	Independent Director	19
5.4	Voting	20
5.5	Meetings of Management Committee	20
	(a) Scheduling	21
	(b) Conduct of Business	21
	(c) Quorum	21
5.6	Remuneration	21
5.7	Individual Action by Members	22
5.8	Annual Business Plans	22
	(a) Fiscal Years	22
	(b) Over-Expenditures and Other Material Modifications	22

ARTICLE 6 INDEMNIFICATION; LIMITATIONS ON LIABILITY		23
6.1	Indemnification by the Company	23
6.2	Indemnification by the Members	23
6.3	Defense of Action	23
6.4	Limited Liability of Members	24

ARTICLE 7 OPERATION OF COMPANY		24
7.1	Operator	24
7.2	Expenses	25
7.3	Change of Operator	25
	(a) Change in Majority	25
	(b) Other	25

ARTICLE 8 TRANSFER OF INTERESTS		25
8.1	Restrictions on Transfer	25
	(a) Consent	25
	(b) Certain Prohibited Transfers	26
	(c) Defaulting_Members	26
	(d) Effect of Prohibited Transfers	26
8.2	Possible Additional Restrictions on Transfer	26
8.3	Right of First Offer	26
	(a) Initial Offer to Members	27
	(b) Negotiation with Third Party	27
	(c) Applicability of Transfer Restrictions	27
8.4	Substituted Members	27
8.5	Documentation; Validity of Transfer	28
8.6	Covenant Not to Withdraw or Dissolve	28
8.7	Option to Williams Member	29

ARTICLE 9 DEFAULT		30
9.1	Events of Default	30
9.2	Consequences of Default	31
	(a) Suspension of Distributions in the case of Monetary Default	31
	(b) Options of Nondefaulting Members	31

ARTICLE 10 DISSOLUTION AND LIQUIDATION		31
10.1	Dissolution	31
10.2	Liquidation	32
	(a) Procedures	32

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	(b) Distributions	32
	(c) Capital Account Deficits; Termination	33

ARTICLE 11 FINANCIAL MATTERS		33
11.1	Books and Records	33
11.2	Financial Reports	33
11.3	Accounts	34
11.4	Tax Matters	34
	(a) Tax Matters Partner	34
	(b) Tax Information	35
	(c) Tax Elections	35
	(d) Notices	35
	(e) Filing of Returns	35

ARTICLE 12 MISCELLANEOUS		35
12.1	Notices	35
12.2	Amendment	37
12.3	Governing Law	37
12.4	Binding Effect	37
12.5	No Third Party Rights	37
12.6	Counterparts	37
12.7	Invalidity	37
12.8	Entire Agreement	38
12.9	Expenses	38
12.10	Waiver	38
12.11	Dispute Resolution	38
	(a) Scope	38
	(b) Senior Party Negotiation	38
	(c) Mediation	39
	(d) Arbitration	39
	(e) Continued Performance	40
12.12	Disclosure	40
12.13	Brokers and Finder	40
12.14	Further Assurances	40
12.15	Section Headings	40
12.16	Waiver of Certain Damages	40
12.17	Reserved	40
12.18	Confidentiality	40

ARTICLE 13 FORCE MAJEURE		41
13.1	Excuse by Force Majeure	41
13.2	Definition of Force Majeure	41

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF OVERLAND PASS PIPELINE COMPANY LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”), dated as of May 31, 2006, by and between WILLIAMS FIELD SERVICES COMPANY, LLC (the “Williams Member”), a Delaware limited liability company, and ONEOK OVERLAND PASS HOLDINGS, L.L.C., an Oklahoma limited liability company (the “ONEOK Member”).

ARTICLE 1

SUBJECT MATTER. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Subject Matter. This Agreement amends and restates in its entirety the Operating Agreement of Overland Pass Pipeline Company LLC, a Delaware limited liability company (the “Company”), dated as of February 15, 2006 (the “Initial Agreement”), by the Williams Member, as the sole member.

1.2 Definitions. For purposes of this Agreement, including the Schedules and Exhibits hereto, the terms defined in this Section 1.2 shall have the meanings herein assigned to them and the capitalized terms defined elsewhere in this Agreement, by inclusion in quotation marks and parentheses, shall have the meanings so ascribed to them.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each taxable year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation sections 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Member in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751-l(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum chargeback pursuant to Section 4.1(d) or 4.1(e)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property of the Company, the Carrying Value of which has been adjusted pursuant to Section 3.4(d).

“Affiliate” means with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or, in the case of a Person that is a limited partnership, an “Affiliate” shall include any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the general partner of such limited partnership. For the purposes of this definition, “control” means the ownership, directly or indirectly, of more than fifty percent (50%) of the Voting Stock, of such Person; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Value” of any Contributed Property or Adjusted Property means the fair market value of such property or other consideration at the time of contribution as determined by the Company (but only in the absence of a negotiated determination of fair market value among Members, in which case such negotiated value shall be accepted as the Agreed Value) using such reasonable method of valuation as it may adopt. In the absence of a negotiated allocation among the Members (if such negotiated allocation exists, the negotiated allocation will be conclusive), the Company shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties or Adjusted Property in a single or integrated transaction among such properties on a basis proportional to their fair market value.

“Agreement” has the meaning ascribed to such term in the preamble.

“Allocation Period” shall have the meaning ascribed to such term in Section 4.1.

“Annual Business Plan” shall have the meaning ascribed to such term in Section 5.8

“Available Cash” means, with respect to any Quarter ending prior to the dissolution or liquidation of the Company, and without duplication:

(a) the sum of (i) all cash and cash equivalents of the Company on hand at the end of such Quarter and, in the sole discretion of the Management Committee, (ii) all additional cash and cash equivalents of the Company on hand, if any, on the date of determination of Available Cash with respect to such Quarter, less

(b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Management Committee to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such Quarter and (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that distributions made by the Company or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Management Committee so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a liquidation or dissolution of the Company occurs and any subsequent Quarter shall equal zero.

“Bankruptcy” means (i) the filing of any petition or the commencement of any suit or proceeding by an individual or entity pursuant to Bankruptcy Law seeking an order for relief, liquidation, reorganization or protection from creditors, (ii) the entry of an order for relief against an individual or entity pursuant to Bankruptcy Law, or (iii) the appointment of a receiver, trustee or custodian for a substantial portion of the individual’s or entity’s assets or property, provided such order for relief, liquidation, reorganization or protection from creditors is not dismissed within sixty (60) days after such appointment of a receiver, trustee or custodian.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state Law for the relief of debtors.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book Tax Disparities in all Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 3.4 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles. The determination of Book Tax Disparity and a Member’s share thereof shall be determined consistently with section 1.704-3(d) of the Treasury Regulations.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of Oklahoma are permitted or required to close.

“Capital Account” means the capital account maintained for each Member for purposes of section 704(b) of the Code as described in Section 3.4.

“Capital Contribution” means, with respect to any Member, the amount of capital contributed by such Member to the Company in accordance with Article 3 of this Agreement.

“Capital Contribution Shortfall” shall have the meaning ascribed to such term in Section 3.2(c).

“Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions relating to such property charged to the Members’ Capital Accounts, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.4(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Company.

“Certificates” shall have the meaning ascribed to such term in Section 12.17.

“Certificate of Formation” means the certificate of formation of the Company, as amended or restated from time to time, filed in the Office of the Secretary of State of the State of Delaware in accordance with the Delaware Act.

“Change of Ownership” means, with respect to any Person, a change, directly or indirectly, in the ownership or control of 50% or more of the Equity of such Person or in the ownership of all or substantially all of its assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning ascribed to such term in Section 1.1.

“Company Delegates” shall have the meaning ascribed to such term in Section 6.1.

“Company Indemnitee” shall have the meaning ascribed to such term in Section 6.1.

“Company Minimum Gain” means the amount determined pursuant to Treasury Regulation section 1.704-2(d).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash or cash equivalents, contributed to the Company by a Member. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 3.4(d), such property shall no longer constitute a Contributed Property for purposes of Section 4.2, but shall be deemed an Adjusted Property for such purposes.

“Default” shall have the meaning ascribed to such term in Section 9.1.

“Defaulting Member” shall have the meaning ascribed to such term in Section 9.1.

“Default Rate,” means interest at the lesser of (i) the rate per annum equal to the prime rate of Citibank, N.A. as announced by such bank plus two percent (2%) or (ii) the maximum rate allowed by law.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation section 1.752-2(a).

“Emergency” shall have the meaning ascribed to such term in Section 5.8(b).

“Equity” means common stock in the case of a corporation, membership interest in the case of a limited liability company, a partnership interest in the case of a partnership or other similar interest in the case of another Person.

“Event of Default” shall have the meaning ascribed to such term in Section 9.1.

“Fiscal Year” means (i) the period of time commencing on the effective date of the Initial Agreement and ending on December 31, 2006, in the case of the first Fiscal Year of the Company or (ii) in the case of subsequent years, any subsequent twelve (12) month period commencing on January 1 and ending on December 31.

“GAAP” means generally accepted accounting principles in the United States of America.

“GAAP Capital Account” means the capital account maintained in accordance with GAAP for purposes of the annual financial statements referred to in Section 11.2.

“Governmental Body” means a government organization, subdivision, court, agency or authority thereof, whether foreign or domestic.

“Indemnified Party” shall have the meaning ascribed to such term in Section 6.3.

“Indemnifying Party” shall have the meaning ascribed to such term in Section 6.3.

“Independent Director” shall have the meaning ascribed to such term in Section 5.3.

“Initial Agreement” shall have the meaning ascribed to such term in Section 1.1.

“Interest” means the ownership interest of a Member in the Company (which shall be considered intangible personal property for all purposes) consisting of (i) such Member’s right to receive its Percentage Interest of the Company’s profits, losses, allocations and distributions and (ii) such Member’s right to vote or grant or withhold consents with respect to matters related to the Company as provided herein or in the Delaware Act.

“Internal Transfer” shall have the meaning ascribed to such term in Section 8.1.

“Internal Transferee” shall have the meaning ascribed to such term in Section 8.1.

“In-Service Date” shall mean that date on which the Overland Pass Pipeline, constructed in accordance with the Project Scope (as amended, if applicable, by mutual agreement of the parties), has achieved startup and is placed in service to move NGLs for the shipper(s) for revenue generating purposes, as determined by the Management Committee, or such other date as is set by the Management Committee.

“Laws” means all applicable statutes, law, rules, regulations, orders, ordinances, judgments and decrees of any Governmental Body, including the common or civil law of any Governmental Body.

“Liabilities” shall have the meaning ascribed to such term in Section 6.1.

“Liquidator” shall have the meaning ascribed to such term in Section 10.2(a).

“Majority” means one or more Members having among them more than fifty percent (50%) of the Interests of all Members entitled to vote.

“Management Committee” means the committee comprised of the individuals designated by the Members pursuant to Section 5.2 hereof and all other individuals who may from time to time be duly appointed by the Members to serve as representatives on such committee in accordance with the provisions hereof, in each case so long as such individual shall continue in such capacity in accordance with the terms hereof. References herein to the Management Committee shall refer to such individuals collectively in their capacity as representatives on such committee.

“Marketed Interest” shall have the meaning ascribed to such term in Section 8.3.

“Member Indemnitee” shall have the meaning ascribed to such term in Section 6.2.

“Members” means the Williams Member, the ONEOK Member and any other Persons who are admitted as Members in the Company pursuant to this Agreement, but does not include any Person who has ceased to be a Member in the Company.

“Minimum Gain Attributable to Member Nonrecourse Debt” means that amount determined in accordance with the principles of Regulation section 1.704-2(i)(3).

“Monetary Default” shall have the meaning ascribed to such term in Section 9.1.

“Negotiation Period” shall have the meaning ascribed to such term in Section 8.3.

“Net Agreed Value” means (i) in the case of any Contributed Property, the fair market value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under section 752 of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 3.4(b) and shall not include any items specifically allocated under Sections 4.1(d) through 4.1(j). For purposes of Sections 4.1(a) and (b), in determining whether Net Income has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.4(d) shall be treated as an item of gain or loss to be allocated pursuant to Section 4.1.

“Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 3.4(b) and shall not include any items specifically allocated under Sections 4.1(d) through 4.1(j). For purposes of Sections 4.1(a) and (b), in determining whether Net Loss has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.4(d) shall be treated as an item of gain or loss to be allocated pursuant to Section 4.1.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 4.2(b)(i)(A) or 4.2(b)(ii)(A) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Regulation section 1.704-2(b)(i) are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning assigned to such term in Regulation section 1.704-2(b)(3).

“Non-Defaulting Member” shall have the meaning ascribed to such term in Section 9.1.

“Non-Funding Member” shall have the meaning ascribed to such term in Section 3.2(c).

“Non-Selling Member” shall have the meaning ascribed to such term in Section 8.3.

“Notice of Dispute” shall have the meaning ascribed to such term in Section 12.11.

“Notice Period” shall have the meaning ascribed to such term in Section 8.3.

“ONEOK Member” has the meaning ascribed to such term in the preamble.

“Operator” shall have the meaning ascribed to such term in Section 7.1.

“Option Deadline Date” shall have the meaning ascribed to such term in Section 8.7.

“Option Notice” shall have the meaning ascribed to such term in Section 8.7.

“Option Price” means the total assets of the Company minus the total liabilities of the Company (excluding (i) amounts due or to become due to the ONEOK Member or any Affiliates of the ONEOK Member under any note payable contemplated in Section 3.2(a) and (ii) capitalized indirect overhead charges associated with the construction of the Overland Pass Pipeline to the extent in excess of two million five hundred thousand dollars ($2,500,000)) reflected on the audited balance sheet for the end of the month immediately preceding the date of the Option Notice, plus the amounts, if any, for which the Buyer Indemnified Parties would have been entitled to receive indemnification under Section 9.1(a) of the Purchase and Sale Agreement but for the limitation of the Ceiling Amount (as the terms “Buyer Indemnified Parties” and “Ceiling Amount” are defined in the Purchase and Sale Agreement) unless such amounts are already included in the Option Price, multiplied times the Percentage Interest to be held by the Williams Member upon closing of the option transaction, less any Capital Contributions paid by the Williams Member prior to the end of such calendar quarter.

“Overland Pass Pipeline” means the natural gas liquids (NGL) transportation pipeline described in the Project Scope.

“Parent” means the Person with ultimate control of the Member and each of its Affiliates, which (a) with respect to the Williams Member is The Williams Companies, Inc., a Delaware corporation, (b) with respect to the ONEOK Member is ONEOK, Inc., an Oklahoma corporation. For the purposes of this definition, “control” means the ownership, directly or indirectly, of more than fifty percent (50%) of the Voting Stock, of such Person.

“Percentage Interest” means, with respect to a Member, the percentage set forth opposite such Member’s name on Schedule 3.1, subject to adjustment pursuant to a transfer of an Interest by a Member or the issuance of new Interests by the Company, in either case, in compliance with the terms of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, estate, unincorporated organization or Governmental Body.

“Pipeline Costs” shall have the meaning ascribed to such term in Section 3.2.

“Pipeline Re-route” shall mean a change of route for the Overland Pass Pipeline from that described in the Project Scope required by federal, state or local laws, rules, regulations, permits, acts, orders or other directive of Governmental Bodies and requiring, individually or in the aggregate, at least thirty-five (35) additional miles of pipeline construction to complete the Overland Pass Pipeline.

“Project Scope” shall mean the physical description of the natural gas liquids transportation pipeline set forth on Exhibit A hereto, which such exhibit may be modified in accordance with in this Agreement.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement by and between the Williams Member and the ONEOK Member of dated May 2, 2006, as amended as of May 31, 2006.

“Purchase Notice” shall have the meaning ascribed to such term in Section 8.3.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the Members from time to time for determining the identity of Members entitled to receive any distribution pursuant to Section 4.3.

“Regulations” means the U.S. Treasury Regulations promulgated under the Code, as in effect from time to time.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 4.2(b)(ii)(A) or 4.2(b)(iii)(A), to eliminate Book Tax Disparities.

“Sale Offer” shall have the meaning ascribed to such term in Section 8.3.

“Selling Member” shall have the meaning ascribed to such term in Section 8.3.

“Tax Matters Partner” shall have the meaning ascribed to such term in Section 11.4.

“Transaction Documents” shall mean the Purchase and Sale Agreement dated May 2, 2006 and as amended as of May 31, 2006 between the Williams Member, as seller, and the ONEOK Member, as buyer, for a ninety-nine percent (99%) limited liability company membership interest in Overland Pass Pipeline Company LLC; this Agreement and each of the following agreements, each of even date with this Agreement: the Transportation Agreement; the Natural Gas Liquids Exchange Agreement between Williams Power Company, Inc. and ONEOK Hydrocarbon, L.P.; the Amended and Restated Master Netting, Setoff, and Security Agreement between Williams Power Company, Inc. and ONEOK Hydrocarbon, L.P.; the Ethane Sales Agreement between Williams Power Company, Inc. and ONEOK Hydrocarbon, L.P.; the Agreement for the Operation of the Overland Pass Pipeline System between the Company and ONEOK NGL Pipeline; L.P., the Fractionation Capacity Agreement between the Company and ONEOK Hydrocarbon, L.P.; the Dedication Supply Agreement among the Williams Member, Williams Power Company, Inc., the Company and ONEOK Hydrocarbon, L.P.; the Transition Services Agreement between Seller and the Company; the Connection Agreement between the Williams Member and Overland Pass Pipeline Company LLC (for the Opal Plant); the Connection Agreement between the Williams Member and Overland Pass Pipeline Company LLC (for the Echo Springs Plant); and the Connection Agreement between Overland Pass Pipeline Company LLC and ONEOK Hydrocarbon, L.P. (for the Fractionator).

“Transportation Agreement” shall mean that transportation agreement between Williams Power Company, Inc. and the Company of even date with this Agreement.

“Third Party Action” shall have the meaning ascribed to such term in Section 6.3.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) or 3.4(e) as of such date). In determining such Unrealized Gain, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company and agreed to by the Members using such reasonable method of valuation as it may adopt.

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) or 3.4(e) as of such date) over (b) the fair market value of such property as of such date. In determining such Unrealized Loss, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company and agreed to by the Members using such reasonable method of valuation as it may adopt.

“Voting Stock” means the securities or other ownership interest in any Person which have ordinary voting power under ordinary circumstances for the election of directors (or the equivalent) of such Person, and with respect to a Person that is a limited partnership, means the securities or other ownership interest in the general partner of such Person which have ordinary voting power under ordinary circumstances for the election of directors (or the equivalent) of such general partner.

“Williams Member” has the meaning ascribed to such term in the preamble.

1.3 Rules of Construction. For purposes of this Agreement, including the Exhibits and Schedules hereto:

(a) General. Unless the context otherwise requires, (i) “or” is not exclusive; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) words in the singular include the plural and words in the plural include the singular; (iv) words in the masculine include the feminine and words in the feminine include the masculine; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; (vi) a reference to a Member includes its successors and permitted assigns and (vii) any reference to $ or dollars shall be a reference to U.S. dollars.

(b) Articles and Sections. Reference to Articles and Sections are, unless otherwise specified, to Articles and Sections of this Agreement.

ARTICLE 2

ORGANIZATION AND CONDUCT OF BUSINESS

2.1 Company. Subject to the terms and conditions of this Agreement, the Members hereby agree to operate and manage the Company, a limited liability company organized pursuant to the Delaware Act, which shall engage in the business described herein.

2.2 Continuation of Company. The parties hereto hereby continue the limited liability company formed on February 15, 2006 upon the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware in accordance with the requirements of the Delaware Act. From time to time, the Company shall file such further certificates of formation, qualifications to do business, fictitious name certificates or like filings in such jurisdictions as may be necessary or appropriate in connection with the conduct of the Company’s business or to provide notification of the limitation of liability of the Members under applicable Law.

2.3 Purpose. The business and purposes of the Company shall be (i) to own and operate the Overland Pass Pipeline and (ii) to engage in such other business activities that may be undertaken by a limited liability company under the Delaware Act as the Members may from time to time determine; provided, however, that the Members determine, as of the date of the acquisition or commencement of such other business activity referred to in (ii) above, that such activity (a) generates “qualifying income” (as such term is defined pursuant to section 7704 of the Code) or (b) enhances the operations of an activity of the Company that generates qualifying income.

2.4 Place of Business. The principal place of business of the Company shall be the ONEOK Member’s offices at 100 W. 5th Street, Tulsa, Oklahoma or such other place as the Members may from time to time determine. The registered office of the Company in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware, 19801, and the registered agent for service of process on the Company shall be The Corporation Trust Company whose business address is the same as the Company’s registered office (or such other registered office and registered agent as the Members may from time to time select).

2.5 Term. The Company shall continue indefinitely unless dissolved in accordance with Section 10.1.

2.6 Business Opportunities; No Implied Duty. Subject to the terms and conditions set forth in this Agreement and the other Transaction Documents, the Members and their respective Affiliates may engage, directly or indirectly, without the consent of the other Members or the Company, in other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including without limitation, business of a nature which may be competitive with or the same as or similar to the business of the Company, regardless of the geographic location of such business, and without any duty or obligation to account to the other Members or the Company in connection therewith.

ARTICLE 3

CAPITAL STRUCTURE

3.1 Percentage Interests. The Percentage Interests of the Members on the date hereof are set forth on Schedule 3.1 hereto. Upon the transfer by a Member of all or a portion of such Member’s Interest pursuant to Article 8 or the issuance of new Interests by the Company in compliance with this Agreement, Schedule 3.1 shall be updated to reflect the Percentage Interests of the Members immediately following such transfer.

3.2 Capital Contributions

(a) Contributions before Exercise of Williams’ Option.

Prior to the date the Williams Member closes the option transaction to acquire additional Interests in accordance with Section 8.7, the ONEOK Member shall make 100% of Capital Contributions of cash, property or services as the Members determine and approve pursuant to Section 5.4. The ONEOK Member specifically commits it shall contribute one hundred percent (100%) of cash Capital Contributions necessary to place the Overland Pass Pipeline into service in accordance with the Project Scope (the “Pipeline Costs”); provided that, the ONEOK Member may elect to satisfy this funding requirement by lending or arranging for one or more loans to the Company from the ONEOK Member or an Affiliate of the ONEOK Member at an annual interest rate not to exceed the Default Rate; provided further that, upon Williams’ exercise of its option as set forth in Section 8.7 and immediately prior to payment by Williams of the purchase price for the Interests to be acquired, the ONEOK Member shall convert, or cause the conversion of, any such loans to capital by contributing the note(s) evidencing such loan(s) or otherwise. Notwithstanding the foregoing, upon refusal, or failure on or before July 31, 2008, of the Bureau of Land Management to issue a Record of Decision or similar order granting the Company authorization to construct the Overland Pass Pipeline, or upon another event or occurrence beyond the control of the Company, the ONEOK Member and/or the ONEOK Member’s Affiliates that prevents the development and construction of the Overland Pass Pipeline, despite the Company’s, the ONEOK Member’s and/or the ONEOK Member’s Affiliates’ best efforts to cure, the ONEOK Member shall have no obligation to make any further Capital Contributions; provided, however, that the exercise of such best efforts shall not require an aggregate expenditure in excess of $80 million. Upon a Pipeline Re-route, the Williams Member’s Affiliate shall pay an increased fee for transportation according to the terms of the Transportation Agreement.

(b) Contributions after Exercise of Williams Option.

On and after the date the Williams Member closes the option transaction to acquire additional Interests in accordance with Section 8.7, the Members shall make Capital Contributions of cash, property or services as they determine and approve pursuant to Section 5.4 in proportion to their respective Percentage Interests in such amounts and on such dates as the Members may determine.

(c) Funding Process.

The Management Committee shall issue a written request to the appropriate Member(s) in accordance with Sections 3.2(a) and (b) for payment of such cash Capital Contributions on such due dates and in such amounts as the Members shall have determined; provided, that the due date for any such cash Capital Contribution shall be no less than five (5) days after the date such written request is issued to the Members. All Capital Contributions received by the Company after the due date specified in such written request shall be accompanied by interest on such overdue amounts, which interest shall be payable to the Company and shall accrue from and after such specified due dates until paid at the Default Rate. If any Member (“Non-Funding Member”) fails to make a Capital Contribution as determined and approved by the Members, or as requested pursuant to and in accordance with Section 5.4(c), after receipt of proper notice from the Management Committee (a “Capital Contribution Shortfall”), the other Member may, but shall not be obligated to, fund the Capital Contribution Shortfall. If a Member funds a Capital Contribution Shortfall, such Member’s relative Percentage Interests in the Company shall be increased accordingly, resulting in a dilution of the Non-Funding Member’s Percentage Interests. If after such a failure to fund by the Non-Funding Member, the other Member declines or fails to pay the Capital Contribution Shortfall, the subject approved Capital Contribution shall be treated as having been rejected by the Members, having the affect of nullifying the same, and any amounts paid by a Member in support of such Capital Contribution shall be refunded by the Company to such Member.

3.3 No Voluntary Contributions; Interest. No Member shall make any Capital Contributions to the Company except pursuant to this Article 3. No Member shall be entitled to interest on its Capital Contributions.

3.4 Capital Accounts. A separate Capital Account shall be established and maintained for each Member in accordance with the rules of Regulation section 1.704-1(b)(2)(iv), Article 4 and the following terms and conditions:

(a) Increases and Decreases. Each Member’s Capital Account shall be (i) increased by (A) the amount of cash or cash equivalent Capital Contributions made by such Member, (B) the Net Agreed Value of non-cash assets contributed as Capital Contributions by such

Member, and (C) allocations to such Member of Company income and gain (or items thereof), including, without limitation, income and gain exempt from tax and income and gain described in Regulation section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Regulation section 1.704-1(b)(4)(i); and (ii) decreased by (A) the amount of cash or cash equivalents distributed to such Member by the Company, (B) the Net Agreed Value of any non-cash assets or other property distributed to such Member by the Company, and (C) allocations to such Member of Company losses and deductions (or items thereof), including losses and deductions described in Regulation section 1.704-1(b)(2)(iv)(g) (but excluding losses or deductions described in Regulation section 1.704-1(b)(4)(i) or (iii)).

(b) Computation of Amounts. For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided that:

(i) All fees and other expenses incurred by the Company to promote the sale of (or to sell) any interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, but treated as an item of deduction at the time such fees and other expenses are required and shall be allocated among the Members pursuant to Sections 4.1 and 4.2.

(ii) Except as otherwise provided in Regulation section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under section 754 of the Code which may be made by the Company and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(iii) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(iv) In accordance with the requirements of section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company was equal to the Agreed value of such property on the date it was acquired by the Company. Upon an adjustment pursuant to Section 3.4(d) or 3.4(e) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Company may adopt.

(c) Transferees. A permitted transferee of all or a part of a Member’s Interest shall succeed to all or the transferred part of the Capital Account of the transferring Member.

(d) Contributed Unrealized Gains and Losses. Consistent with the provisions of Regulation section 1.704-1(b)(2)(iv)(f), on an issuance of additional Interests for cash or Contributed Property, the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 4.1.

(e) Distributed Unrealized Gains and Losses. In accordance with Regulation section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Member of any Company property (other than a distribution of cash or cash equivalents that are not in redemption or retirement of a Member’s Interest), the Capital Accounts of all Members and the Carrying Value of each Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value (which shall be determined by the Company using any valuation method it deems reasonable under the circumstances), and had been allocated to the Members at such time, pursuant to Section 4.1.

(f) Code Compliance. Notwithstanding any provision in this Agreement to the contrary, each Member’s Capital Account shall be maintained and adjusted in accordance with the Code and the Regulations thereunder, including without limitation (i) the adjustments permitted or required by Code section 704(b) and, to the extent applicable, the principles expressed in Code section 704(c) and (i) the adjustments required to maintain capital accounts in accordance with the “substantial economic effect test” set forth in the Regulations under Code section 704(b).

3.5 Return of Capital. No Member shall have the right to demand a return of such Member’s Capital Contributions (or the balance of such Member’s Capital Account). Further, no Member has the right (i) to demand and receive any distribution from the Company in any form other than cash or (ii) to bring an action of partition against the Company or its property. Neither the Members nor the Management Committee shall have any personal liability for the repayment of the Capital Contributions from Members. No Member is required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.

3.6 Loans by Members. With the consent of the other Members, any Member may lend funds to the Company for such purposes as are specified in writing to, and approved by, the other Members, including for purposes of funding capital expenditures or working capital;

provided, however, that no Member may make such a loan as an alternative to any capital contribution required under Section 3.2, except as specifically authorized under Section 3.2, in which case no consent shall be required. A loan account shall be established and maintained for such Member separate from such Member’s Capital Account and any loan made to the Company shall be credited to such loan account. The interest on all loans shall accrue at the Default Rate or at such other rate as may be approved by the Members and all advances to the Company from such loan account shall be repaid prior to any distributions to the Members pursuant to Section 4.3. A credit balance in such loan account shall constitute a liability of the Company; it shall not constitute a part of any Member’s capital account.

ARTICLE 4

ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 3.4(b)) shall be allocated among the Members in each taxable year or portion thereof (an “Allocation Period”) as provided herein below.

(a) Net Income. All items of income, gain, loss and deduction taken into account in computing Net Income for such Allocation Period shall be allocated to each of the Members in accordance with its respective Percentage Interests.

(b) Net Losses. All items of income, gain, loss and deduction taken into account in computing Net Losses for such Allocation Period shall be allocated to each Member in accordance with its respective Percentage Interests; provided, however, that Net Losses shall not be allocated pursuant to this Section 4.1(b) to the extent that such allocation would cause a Member to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).

(c) Nonrecourse Liabilities. For purposes of Regulation section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built in Gain shall be allocated among the Members in accordance with their respective Percentage Interests.

(d) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 4.1, except as provided in Regulation section 1.704-2(f)(2) through (5), if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions. For purposes of this Section 4.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1 with respect to such taxable year (other than an allocation pursuant to Section 4.1(h) or (i)).

(e) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 4.1 (other than Section 4.1(d), except as provided in Regulation section 1.704-2(i)(4)), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Company taxable period, any Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 4.1, each Member’s Adjusted Capital Account balance shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1, other than Sections 4.1(d), (h) and (i), with respect to such taxable period.

(f) Qualified Income Offset. In the event any Member unexpectedly receives adjustments, allocations or distributions described in Regulation section 1.704-1(b)(2)(ii)(d)(4) through (6) (or any successor provisions), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 4.1(d) or 4.1(e).

(g) Gross Income Allocations. In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provisions of this Agreement and (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specifically allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.1(g) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 4.1 have been tentatively made as if this Section 4.1(g) was not in the Agreement.

(h) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year shall be allocated to the Members in accordance with their respective Percentage Interests. If the Company determines in its good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under section 704(b) of the Code, the Company is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

(i) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable year shall be allocated one hundred percent (100%) to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation section 1.704-2(i) (or any successor provision). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members ratably in proportion to their respective shares of such Economic Risk of Loss.

(j) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

4.2 Allocations for Tax Purposes. The Members agree as follows:

(a) Allocations of Gain, Loss, etc. Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Company for federal income tax purposes shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 4.1 hereof.

(b) Book-Tax Disparities. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

(i) In the case of a Contributed Property, (A) such items of income, gain, loss, depreciation, amortization and cost recovery deductions attributable thereto shall be allocated among the Members in the manner provided under section 704(c) of the Code and section 1.704-3(d) of the Regulations (i.e. the “remedial method”) that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable thereto shall be allocated among the Members in the same manner as is correlative item of “book” gain or loss is allocated pursuant to Section 4.1.

(ii) In the case of an Adjusted Property, (A) such items shall be allocated among the Members in a manner consistent with the principles of section 704(c) of the Code and section 1.704-3(d) of the Regulations (i.e. the “ remedial method”) to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.4(d) or (e), unless such property was originally a Contributed Property, in which case such items shall be allocated among the Members in a manner consistent with Section 4.2(b)(i); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 4.1.

(c) Conventions / Allocations. For the proper administration of the Company, the Company shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; and (ii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Regulations under section 704(b) or section 704(c) of the Code. The Company may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 4.2(c) only if such conventions, allocations or amendments are consistent with the principles of section 704 of the Code.

(d) Section 743(b). The Company may determine to depreciate the portion of an adjustment under section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Company’s common basis of such property, despite the inconsistency of such with Regulation section 1.167(c)-1(a)(6), or any successor provisions. If the Company determines that such reporting position cannot reasonably be taken, the Company may adopt any reasonable depreciation convention that would not have a material adverse effect on the Members.

(e) Recapture Income. Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 4.2 be characterized as Recapture Income in the same proportions and the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture income.

(f) Section 754. All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.

4.3 Distributions. Within thirty (30) days following the end of each Quarter, an amount equal to one hundred percent (100%) of Available Cash with respect to such Quarter shall, subject to section 18-607 of the Delaware Act, be distributed in accordance with this Article 4 by the Company to the Members in accordance with their respective Percentage Interests; provided that so long as the Williams Member Interest is equal to or less than 1% of the total outstanding Interests, the Williams Member shall not be entitled to receive any distributions.

ARTICLE 5

MANAGEMENT

5.1 The Management Committee. The business and affairs of the Company shall be managed exclusively by or under the direction of the Members acting through the Management Committee, subject to the delegation of powers and duties to other Persons as provided for by resolution of the Management Committee.

5.2 Composition; Removal and Replacement of Representative. The Management Committee shall be comprised of one representative designated by each Member. Each Member shall designate by written notice to the other Member(s) a representative to serve on the Management Committee and one alternate to serve in such representative’s absence. Each representative and alternate shall serve at the pleasure of such Member and shall represent and bind such Member with respect to any matter. Each representative and alternate may be removed or replaced at any time for any or no reason by the Member that appointed such person. Alternates may attend all Management Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he or she is the alternate. Upon the death, resignation or removal for any reason of any representative or alternate of a Member, the appointing Member shall promptly appoint a successor.

5.3 Independent Director. Immediately prior to the effective date of any transfer of Interest resulting in the Williams Member and the ONEOK Member each holding fifty percent (50%) of the Percentage Interest, the Management Committee shall begin the process to engage a director having the independence and other qualifications described in this Section 5.3 (“Independent Director”) so that such Independent Director shall be engaged simultaneously with the effectiveness of such interest transfer or as soon thereafter as feasible. The basic responsibility of the Independent Director shall be to exercise his or her business judgment to act in what he or she reasonably believes to be in the best interests of the Company in accordance with the Charter of the Company, a copy of which is attached as Exhibit B. Each Member may nominate candidates for Independent Director, provided final selection of the Independent Director shall be made by the unanimous approval of the Members. The Management Committee may also engage a search firm to locate qualified candidates. Qualifications for the Independent Director include:

(a) experience in the oil, natural gas liquids, and/or natural gas pipeline industry or broader experience in an executive capacity in energy related businesses;

(b) independence from both Members and their Affiliates. Independence requires that the candidate has no material relationship with a Member or any of its Affiliates, either directly, or as a partner, stockholder or officer of an organization that has a relationship with a Member or its Affiliates;

(c) a genuine interest in representing the interest of the Company overall;

(d) a willingness and ability to spend the necessary time to function effectively in such role;

(e) an open-minded approach to matters and the resolve to make up his or her own mind on matters presented for consideration; and

(f) a reputation for honesty and integrity beyond question.

The Management Committee shall determine a fair and reasonable compensation for the Independent Director commensurate with his or her duties and responsibilities. The Independent Director shall serve for a term of three (3) years or until such earlier time as the Independent Director is no longer available to serve due to death, retirement, disability or the like. At the conclusion of such term, he or she may continue for additional three (3) year terms only upon the unanimous approval of the Members. If the continued service of such Independent Director is not unanimously approved, a new candidate shall be located by the Management Committee for unanimous approval of the Members. Upon his or her engagement, such Independent Director shall attend all Management Committee meetings and educate himself or herself about the Company’s affairs, provided, however, such Independent Director shall have the limited right to vote only to resolve a tie vote of the Williams Member and the ONEOK Member.

5.4 Voting. All decisions, approvals and other actions of any Member under this Agreement shall be effected by vote of its representative on the Management Committee. The Management Committee representative of each Member shall have a vote equal to the Percentage Interest of the Member appointing such representative and shall exercise such vote on behalf of its appointing Member in connection with all matters under this Agreement. To the extent the Williams Member and the ONEOK Member each hold fifty percent (50%) of the Percentage Interests and a vote of the Management Committee results in a tie, the tie shall be resolved by a vote of the Independent Director selected in accordance with Section 5.3. The occurrence of a tie vote shall not alone constitute a dispute subject to Section 12.11.

(a) All decisions and actions with respect to the Company and its business shall be made and taken by the affirmative vote of the Member(s) holding a Majority acting through their representative on the Management Committee, except as provided in clauses (b) and (c) of this Section 5.4, or as delegated to the Operator in accordance with Article 7.

(b) In the case of those matters set forth on Schedule 5.4(b), any decision or action with respect to such matters shall be made and taken by unanimous affirmative vote of Members acting through their representatives on the Management Committee.

(c) Notwithstanding clauses (a) and (b) of this Section 5.4, if (i) a material default under a material agreement of the Company, (ii) a default on or failure to make payment of an obligation of the Company or a failure to take other action is likely to result in the imposition of a lien upon or a seizure or other collection action against a material asset or assets of the Company or (iii) a failure to comply with an order of a regulatory body having jurisdiction directed to the Company, in each case, would be reasonably likely to have a material adverse effect on the business, operations or financial condition of the Company, any Member may request all of the Members to make a Capital Contribution pursuant to Section 3.2 hereof to cure such default, pay such obligation, comply with such order or take other action in connection therewith by delivering written notice to the other Members of its intent to request a Capital Contribution pursuant to this Section 5.4(c); provided, the aggregate amount of such requested Capital Contribution may be no more than the minimum amount necessary to prevent a default, seizure or noncompliance of the type described in clauses (i), (ii) and (iii) of this paragraph. If a Member fails to or elects not to make such requested Capital Contribution, then the other Member shall have the option set forth at the end of Section 3.2(c) to pay such Capital Contribution Shortfall, and that option shall be the requesting Member’s sole remedy under this Section 5.4(c); provided, however, such limitation shall not apply to any failure by the ONEOK Member to make Capital Contributions for Pipeline Costs in accordance with this Agreement.

5.5 Meetings of Management Committee. The Members agree as follows:

(a) Scheduling. An annual meeting of the Management Committee shall be held at such time as the Management Committee may from time to time designate. The Operator shall provide at least thirty (30) days prior written notice of the time, place and agenda of the annual meeting. Special meetings of the Management Committee shall occur when called by any member of the Management Committee. The Member calling the meeting shall provide notice of and an agenda for the Management Committee meeting to all representatives at least ten (10) Business Days prior to the date of such meetings. The business matters to be acted upon at any meeting shall not be limited to the matters included on agendas. Each of the foregoing requirements may be waived by the Members’ representatives on the Management Committee, and attendance at any such meeting, other than for the sole purpose of objecting to the insuffiency of notice, shall be deemed a waiver of any objection to the sufficiency of notice of that meeting.

(b) Conduct of Business. The Management Committee shall conduct its meetings in accordance with such rules as it may from time to time establish, and the Operator shall keep minutes of its meetings and issue resolutions evidencing the actions taken by it. Upon the request of any Member, the Operator shall provide such Member with copies of such minutes and resolutions. Management Committee representatives may attend meetings and vote either in person or through duly authorized written proxies. Unless otherwise agreed, all meetings of the Management Committee shall be held at the principal office of the Company or by conference telephone or similar means of communication by which all representatives can participate in the meeting. Any action of the Management Committee may be taken without a meeting by unanimous written consent of the representatives.

(c) Quorum. At meetings of the Management Committee, representatives of (i) Members holding a Majority present in person, by conference telephone or by written proxy and entitled to vote, shall constitute a quorum for the transaction of business for purposes of considering matters under Section 5.4(a) and (ii) all of the Members present in person, by conference telephone or by written proxy and entitled to vote, shall constitute a quorum for the transaction of business for purposes of considering matters under Section 5.4(b).

5.6 Remuneration. The Management Committee representatives and alternates employed by each Member shall receive no compensation from the Company for performing services in such capacity. Each Member shall be responsible for the payment of the salaries, benefits, retirement allowances and travel and lodging expenses for its Management Committee representatives and alternates.

5.7 Individual Action by Members. No individual Member, solely by reason of its status as such, has any right to transact any business for the Company or any authority or power to sign for or bind the Company unless such power or authority has been expressly delegated to such Member in accordance with this Agreement or delegated by resolution of the Management Committee approved in accordance with this Agreement; provided, however, that with respect to the enforcement of the Company’s rights under any contract between the Company and a Member or an Affiliate of a Member, any and all actions necessary to enforce the Company’s rights thereunder shall be taken exclusively by the Members who are not, or whose Affiliate is not, party to such contract. Further, each individual Member shall have the right to participate in audits by the Company of the Affiliates of another Member which audits are made pursuant to contracts between the Company and such Affiliates.

5.8 Annual Business Plans.

(a) Fiscal Years.

For all Fiscal Years beginning on and after January 1, 2007, no later than September 1 of the preceding Fiscal Year, the Company shall prepare a business plan. The Management Committee shall approve a final version of such plan (as so approved, the “Annual Business Plan”) no later than November 1 of the preceding Fiscal Year. Each Annual Business Plan shall include the following:

(i) Operating and capital expenditure budgets;

(ii) A summary of the insurance coverage to be maintained by the Company, including the limits and retentions and premiums applicable to such coverage;

(iii) A narrative description of any activities proposed to be undertaken;

(iv) A projected annual income statement (accrual basis) on a monthly basis, including detailed revenue and other line items of a material nature;

(v) A schedule of projected operating cash flow (including itemized operating revenues, the Company’s assets or business costs, and the Company’s assets or business expenses) for such Fiscal Year on a monthly basis, including a schedule of projected operating deficits, if any;

(vi) A description of the proposed investment of any funds of the Company which are (or are expected to become) available for investment; and

(vii) A detailed description of such other material information, plans, contracts, agreements, or other matters relevant to the development, operation, management, and sale of the Company’s assets or business or any portion thereof.

(b) Over-Expenditures and Other Material Modifications.

Approval of the Annual Business Plan by the Members shall be deemed to include approval of over-expenditures of operating and capital expenditures, whether for an individual item or cumulatively, of up to ten percent (10%) of the amounts originally approved in such Annual Business Plan. Any over-expenditures exceeding ten percent (10%) of the amounts originally approved in the Annual Business Plan, whether for an individual item or cumulatively, or any other material modifications thereof, shall require the approval of the Management Committee; provided that, overexpenditures that are reasonably deemed necessary by the Operator to respond to an Emergency shall not require approval of the Management Committee. An “Emergency” shall mean a sudden or unexpected event which causes, or risks causing, damage to the Overland Pass Pipeline, or death or injury to any person, and which is of such a nature that a response cannot, in the reasonable judgment of the Operator, await the decision of the Management Committee.

ARTICLE 6

INDEMNIFICATION; LIMITATIONS ON LIABILITY

6.1 Indemnification by the Company. The Company shall indemnify and hold harmless each Member and the Management Committee representatives and those Persons delegated powers and duties as provided for by resolution of the Management Committee (“Company Delegates”) (each individually, a “Company Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts actually and reasonably incurred by such Company Indemnitee and arising from any threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative or other, including any appeals, to which a Company Indemnitee was or is a party or is threatened to be made a party (collectively, “Liabilities”), arising out of or incidental to the business of the Company or such Company Indemnitee’s status as a Member, Management Committee representative or Company Delegate; provided, however, that the Company shall not indemnify and hold harmless any Company Indemnitee for any Liabilities which are due to actual fraud, gross negligence, willful misconduct or failure to comply with the terms and conditions of this Agreement by such Company Indemnitee.

6.2 Indemnification by the Members. Each Member shall indemnify and hold harmless the Company, the other Members, their respective Management Committee representatives and Company Delegates (each individually, a “Member Indemnitee”) from and against any and all Liabilities actually and reasonably incurred by such Member Indemnitee solely as a result of the actual fraud, gross negligence, willful misconduct of, or failure to comply with the terms and conditions of this Agreement by such Member or its Management Committee representatives.

6.3 Defense of Action. Promptly after receipt by a Company Indemnitee or a Member Indemnitee (either, an “Indemnified Party”) of notice of any pending or threatened claim, demand, action, suit or investigation made or instituted by a Person other than another Indemnified Party (a “Third Party Action”), such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against a Person providing indemnification pursuant to Sections 6.1 or 6.2 (“Indemnifying Party”), give notice thereof to the Indemnifying Party. The Indemnifying Party, at its own expense, may elect to assume the defense of any such Third Party Action through its own counsel on behalf of the Indemnified Party (with full right of subrogation to the Indemnified Party’s rights and defenses). The Indemnified Party may employ separate counsel in any such Third Party Action and participate in the defense thereof; but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless there exists a conflict of interest between the Indemnified Party, on the one hand, and the Indemnifying Party or another Indemnified Party whose defense has already been assumed by the Indemnifying Party, on the other hand (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Action on behalf of the Indemnified Party). . The Indemnifying Party shall not be liable for any settlement of any such Third Party Action effected without its consent unless the Indemnifying Party shall elect in writing not to assume the defense thereof or fails to prosecute diligently such defense and fails after written notice from the Indemnified Party to promptly remedy the same, in which case, the Indemnified Party without waiving any rights to indemnification hereunder may defend such Third Party Action and enter into any good faith settlement thereof without the prior written consent from the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any such Third Party Action unless such settlement includes an unconditional release of the Indemnified Party from all Liabilities that are the subject of such Third Party Action. The Members agree to cooperate in any defense or settlement of any such Third Party Action and to give each other reasonable access to all information relevant thereto. The Members will similarly cooperate in the prosecution of any claim or lawsuit against any third party. If, after the Indemnifying Party elects to assume the defense of a Third Party Action, it is determined pursuant to the Dispute Resolution procedures described in Section 12.11 that the Indemnified Party is not entitled to indemnification with respect thereto, the Indemnifying Party shall discontinue the defense thereof, and if any fees or expenses for separate counsel to represent the Indemnified Party were paid by the Indemnifying Party, the Indemnified Party shall promptly reimburse the Indemnifying Party for the full amount thereof.

6.4 Limited Liability of Members. No Member shall be liable for any debts, liabilities or obligations of the Company; provided that each Member shall be responsible (i) for the making of any Capital Contribution required to be made to the Company by such Member pursuant to the terms hereof and (ii) for the amount of any distribution made to such Member that must be returned to the Company pursuant to the Delaware Act.

ARTICLE 7

OPERATION OF COMPANY

7.1 Operator. Subject to this Article 7, the Members agree to appoint the ONEOK Member or its designated Affiliate as the operator of the Company (the “Operator”), and the ONEOK Member or its designated Affiliate accepts such appointment and agrees to act in such capacity. The Operator shall be responsible for the day-to-day operation, maintenance and repair of the Overland Pass Pipeline and the managerial and administrative duties relating thereto, in accordance with an operating agreement to be negotiated and agreed with the Company. The Operator, in its sole discretion, may subcontract with another Person, including an Affiliate, to perform the activities required to comply with its responsibilities as Operator hereunder; provided, any such subcontract shall not relieve the Operator of such responsibilities; provided further, the foregoing does not and shall not be interpreted as expanding the obligations of the Operator agreed to in the Operating Agreement.

7.2 Expenses. The Operator shall bill the Company and the Company shall pay on a monthly basis for Operator’s costs and expenses associated with the provision of services to the Company in its capacity as Operator, including the Company’s allocable share of general and administrative costs and expenses borne by the Operator and its Affiliates, without any markup, such that Operator merely recovers its costs and expenses without any additional income; provided that such costs and expenses have been approved in the Annual Business Plan, or are otherwise permitted pursuant to Section 5.8(b). During such time as an Annual Business Plan has not been approved for a current operating year, the Company shall be authorized to pay the Operator costs and expenses necessary to permit Operator to take such actions as it deems reasonably necessary on behalf of the Company to maintain operations and safety as long as such actions are not inconsistent with the prior Annual Business Plan. If no Annual Business Plan has ever been approved, the Company shall be authorized to pay the Operator costs and expenses necessary to permit Operator to take such actions as it deems reasonably necessary on behalf of the Company to maintain operations and safety. The Operator shall maintain or cause to be maintained accurate records of such costs and expenses, and upon written request the Operator shall permit a Member to inspect, or shall provide such requesting Member with a copy of, such records. The Operator may, alternatively or in addition to the foregoing, establish one or more accounts in the name of the Company and utilize such accounts for the benefit of the Company to pay costs and expenses associated with the provision of services to the Company in its capacity as Operator.

7.3 Change of Operator.

(a) Change in Majority.

Upon a transfer of Interests in accordance with Article 8 that changes which Members hold greater than fifty percent (50%) of the Percentage Interests in the Company, then such Majority shall have the option to select a new Operator of the Company from among the Members, upon written notice to the Company not more than thirty (30) days after the date such transfer becomes effective against the Company and the other Members pursuant to Section 8.5. Notwithstanding the foregoing, if the Williams Member acquires fifty percent (50%) or more of the Percentage Interests in the Company, the Williams Member may at any time, so long as it continues to hold at least fifty percent (50%) of the Percentage Interests, select the Operator, upon at least thirty (30) days prior written notice to the Company.

(b) Other.

The Management Committee shall consider and determine any other reasons for change in operatorship, including, without limitation, removal for cause or resignation.

ARTICLE 8

TRANSFER OF INTERESTS

8.1 Restrictions on Transfer. The Members agree as follows:

(a) Consent. Except as expressly provided in this Article 8, no Member may at any time sell, assign, transfer, convey or otherwise dispose of all or any part of such Member’s Interest without the express written consent of the other Members, which consent shall not be unreasonably withheld or delayed; provided, however, that subject to Sections 8.1(b) and 8.1(c), and upon notice to the other Members, any Member may transfer all or any portion of its respective Interest to one or more Affiliates of such Member (each such Affiliate an “Internal Transferee,” and each such transfer an “Internal Transfer”) without the consent of the other Members, and such Internal Transferee shall be admitted as a Member. The Parties agree that a merger, consolidation or reorganization of a Member with or into any other entity, or a sale of substantially all of the assets or stock of a Member, other than, in each case, to an Affiliate, or any Change of Ownership of a Member that results in a new ultimate parent entity who is not an Affiliate of such Member’s current Parent, shall be a transfer of such Member’s Interest, requiring compliance with this Article 8. For the avoidance of doubt, the parties hereto agree and acknowledge that the ONEOK Member may assign all or any part of its Interest to ONEOK Partners, L.P. or any of its direct or indirect subsidiaries as an Internal Transfer, and the Williams Member may assign all or any part of its Interest to Williams Partners L.P. or any of its direct or indirect subsidiaries as an Internal Transfer.

(b) Certain Prohibited Transfers. No Member shall transfer all or any part of its Interest if such transfer (i) (either considered alone or in the aggregate with prior transfers by the same Member or any other Members) would result in the termination of the Company for federal income tax purposes; (ii) would result in violation of the Delaware Act or any other applicable Laws; (iii) would result in a Default under or termination of an existing financial agreement to which the Company is a party or acceleration of debt thereunder; or (iv) would be to a transferee that is not sufficiently creditworthy, on its own or through credit support mechanisms, in the reasonable judgment of the nontransfering Member.

(c) Defaulting_Members. No Defaulting Member may transfer its Interest except (i) as expressly provided under Article 8, and (ii) with the consent of the Nondefaulting Member, or, if there is more than one Nondefaulting Member at such time, with the consent of one or more of the Nondefaulting Members having among them more than 50% of the Interests of all Nondefaulting Members.

(d) Effect of Prohibited Transfers. Any offer or purported transfer of a Member’s Interest in violation of the terms of this Agreement shall be void.

8.2 Possible Additional Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final Regulation, (iii) any ruling by the Internal Revenue Service or (iv) any judicial decision that in any such case, in the opinion of counsel, would result in the taxation of the Company for federal income tax purposes as a corporation or would otherwise subject the Company to being taxed as an entity for federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the transfer of a Member’s Interest as may be required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Members thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.

8.3 Right of First Offer. The Members agree as follows:

(a) Initial Offer to Members. In the event that a Member (the “Selling Member”) desires to sell or otherwise transfer all or a portion of its Interest (the “Marketed Interest”) other than pursuant to an Internal Transfer, such Selling Member shall submit to each of the other Members (the “Non-Selling Members”) a bona fide good faith offer (a “Sale Offer”), which Sale Offer shall include a form of acquisition agreement that specifies the form and amount of consideration to be received and all other material terms on which the Selling Member proposes to sell the Marketed Interest. Upon receipt of a Sale Offer, a Non-Selling Member interested in purchasing all of such Marketed Interest for such consideration and on such terms shall deliver written notice (a “Purchase Notice”) to the Selling Member within twenty (20) days of receipt of such Sale Offer (the “Notice Period”). Upon the expiration of such Notice Period, the Selling Member and any Non-Selling Members that timely delivered a Purchase Notice to the Selling Member shall have forty-five (45) days (the “Negotiation Period”) to negotiate and enter into a definitive agreement pursuant to which such Non-Selling Member(s) will acquire the Marketed Interest. If the parties enter into a definitive agreement within such Negotiation Period, the Non-Selling Member shall acquire the Marketed Interest pursuant to the terms of such definitive agreement. The closing under any such definitive agreement may occur after the expiration of such Negotiation Period. If more the one Non-Selling Member delivers a Purchase Notice to the Selling Member, each such Non-Selling Member shall be entitled to acquire a pro rata portion of the Marketed Interest determined by dividing such Non-Selling Member’s Percentage Interest by the aggregate Percentage Interests of all of the Non-Selling Members that delivered a Purchase Notice.

(b) Negotiation with Third Party. If (i) no Non-Selling Member delivers a Purchase Notice to the Selling Member prior to the expiration of the Notice Period, (ii) the Non-Selling Member(s) and the Selling Member are unable to enter into a definitive agreement prior to the expiration of the Negotiation Period, or (iii) a definitive agreement is timely entered into but is subsequently terminated prior to closing, then the Selling Member shall have one hundred twenty (120) days to market, offer, negotiate and consummate the sale the Marketed Interest to a third party; provided, however, the Selling Member may not consummate any such sale to a third party unless (i) the acquisition consideration to be paid by such third party is at least equal in value to the consideration set forth in the Sale Offer and (ii) the other terms and provisions of such sale are not materially more favorable to such third party than the terms and provisions contained in the Sale Offer. If the Selling Member is unable to consummate the sale of the Marketed Interest to a third party within the one hundred twenty (120) day period referred to in the immediately preceding sentence, such Selling Member must make another Sale Offer to each of the Non-Selling Members, as provided in Section 8.3(a), and otherwise comply with the provisions of this Section 8.3 in order to sell such Marketed Interest.

(c) Applicability of Transfer Restrictions. All transfers pursuant to this Section 8.3 must comply with the restrictions on transfers set forth in Sections 8.1 and 8.2, except that a transfer to a third party after compliance with this Section 8.3 shall not require the consent of the Non-Selling Members and the restriction in Section 8.1(b)(i) shall not apply.

8.4 Substituted Members. As of the effectiveness of any transfer of an Interest permitted under this Agreement, (i) any transferee acquiring the Interest of a Member shall be deemed admitted as a substituted Member with respect to the Interest transferred, and (ii) such substituted Member shall be entitled to the rights and powers and subject to the restrictions and liabilities of the transferring Member with respect to the Interest so acquired. No purported transfer of an Interest in violation of the terms of this Agreement (including any transfer occurring by operation of Law) shall vest the purported transferee with any rights, powers or privileges hereunder, and no such purported transferee shall be deemed a Member hereunder for any purposes or have any right to vote or consent with respect to Company matters, to inspect Company records, to maintain derivative proceedings, to maintain any action for an accounting or to exercise any other rights of a Member hereunder or under the Delaware Act.

8.5 Documentation; Validity of Transfer. No purported transfer of a Member’s Interest shall be effective as to the Company or the other Members unless and until the applicable provisions of Sections 8.1, 8.2 and 8.3 have been satisfied and such other Members have received a document in a form reasonably acceptable to such other Members executed by both the transferring Member (or its legal representative) and the transferee. Such document shall include: (i) the notice address of the transferee and such transferee’s express agreement to be bound by all of the terms and conditions of this Agreement with respect to the Interest being transferred; (ii) the Interests of the transferring Member and the transferee after the transfer, (iii) representations and warranties from both the transferring Member and the transferee that the transfer was made in accordance with all applicable Laws (including state and federal securities Laws) and the terms and conditions of this Agreement; and (iv) such other representations and warranties by the transferee or other provisions as the non transferring Members may reasonably require. Each transfer shall be effective against the Company and the other Members as of the first Business Day of the calendar month immediately succeeding the Company’s receipt of the document required by this Section 8.5, and the applicable requirements of Sections 8.1, 8.2 and 8.3 have been met.

8.6 Covenant Not to Withdraw or Dissolve. Notwithstanding any provision of the Delaware Act, each Member hereby agrees that it has entered into this Agreement based on the expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder. Except as otherwise expressly required or permitted hereby, each Member hereunder covenants and agrees not to (i) take any action to file a certificate of dissolution or its equivalent with respect to the itself (except as would effect a permitted Internal Transfer) , (ii) take any action that would cause a Bankruptcy of such Member , (iii) cause or permit an interest in itself to be transferred such that, after the transfer, the Company would be considered to have terminated within the meaning of section 708 of the Code (provided that, each Member may transfer all or part of its Interest to a publicly traded partnership (or its subsidiaries) or an entity that may become a publicly traded partnership, even if such transfer, either considered alone or in the aggregate with prior transfers by the same Member or any other Members, would result in the termination of the Company for federal income tax purposes), (iv) withdraw or attempt to withdraw from the Company, except as otherwise expressly permitted by this Agreement or the Delaware Act, (v) exercise any power under the Delaware Act to dissolve the Company, (vi) transfer all or any portion of its Interest, except as expressly provided herein, or (vii) demand a return of such Member’s contributions or profits (or a bond or other security for the return of such contributions or profits), in each case without the consent of the other Members.

8.7 Option to Williams Member.

The ONEOK Member grants the Williams Member an option, to be exercised solely on or after the In-Service Date, to purchase such quantity of Interests held by the ONEOK Member that, after exercise of the option, the Williams Member would, at Williams’ election, hold a total of at least ten percent (10%), but not more than fifty percent (50%), of the Interests of the Company. Williams shall provide written notice (the “Option Notice”) to the ONEOK Member and the Company of its election to exercise such option, and the quantity of Interests to be acquired, on or before the second anniversary of the In-Service Date (the “Option Deadline Date”). The purchase price for the Interests to be acquired by the Williams Member shall be the Option Price. The option may only be exercised once. Failure to provide such notice on or before the Option Deadline Date shall result in the automatic termination of such option. The effective date of the Williams Member’s acquisition of such option Interests shall be the final day of the month immediately preceding the date of the Option Notice. The closing of the option transaction, with payment of the pre-adjustment Option Price, shall occur not more than thirty (30) days after the date of the Option Notice, which thirty (30) days shall be extended, if necessary, to permit the Members to obtain any consents of Governmental Bodies and to provide any notifications to Governmental Bodies in either case as are required by law for the option transaction. If at the closing of such option transaction, the audit of the balance sheet for the month immediately preceding the date of the Option Notice has not been finalized, the Williams Member shall pay the Option Price calculated from the unaudited balance sheet, with such payment amount adjusted within five Business Days of the Company’s receipt of the audited balance sheet. If the actual amount of any liability, after final resolution, is less than the amount of such liability as set forth on the audited balance sheet used to calculate the Option Price, then the Williams Member shall pay the difference, multiplied times the Percentage Interest held by the Williams Member upon closing of the option transaction described in Section 8.7, to the ONEOK Member. If the actual amount of any liability, after final resolution, exceeds the amount of such liability as set forth on the audited balance sheet used to calculate the Option Price, then the ONEOK Member shall pay the difference, multiplied times the Percentage Interest held by the Williams Member upon closing of the option transaction described in Section 8.7, to the Williams Member.

If (i) the Williams Member does not elect prior to the Option Deadline Date to exercise its option or, if such an election is made, such transaction fails to close within thirty (30) Days of the date of the Option Notice (subject to any extension for required consents and notices as permitted above), and (ii) at such time the Williams Member’s Interest is less than 10% of the total outstanding Interests in the Company, then the ONEOK Member shall have the right, but not the obligation, to purchase from the Williams Member, and the Williams Member shall have the obligation to sell to the ONEOK Member (if the ONEOK Member exercises such right), all Interests then held by the Williams Member and its Affiliates for the greater of $1 or the sum of Capital Contributions paid by the Williams Member (if any).

Any transfer of interest pursuant to this Section 8.7 is subject to the Members obtaining necessary consents and performing all notifications required by law.

ARTICLE 9

DEFAULT

9.1 Events of Default. If any of the following events occurs (each an “Event of Default”):

(a) the Bankruptcy, insolvency, dissolution, liquidation, death, retirement, resignation, termination, expulsion of a Member or the occurrence of any other event under the Delaware Act which terminates the continued membership of a Member in the Company;

(b) all or any part of the Interest of a Member is seized or a lien is filed against Interests by a creditor of such Member, and the same is not released from seizure or bonded out within thirty (30) days from the date of notice of seizure;

(c) a Member (i) fails to provide any Capital Contribution required by Article 3, (ii) fails to indemnify or reimburse the other Members for the liabilities and obligations as required by this Agreement or (iii) fails to perform or fulfill when due any other material financial or monetary obligation imposed on such Member in this Agreement and, in each case, such failure continues for fifteen (15) days or such shorter period as may be specified for a Default under such agreement relating to borrowed money (each of the foregoing, a “Monetary Default”);

(d) a member Defaults or otherwise fails to perform or fulfill any material covenant, provision or obligation (other than a Monetary Default) under this Agreement or any agreement relating to borrowed money to which the Company is a party and such failure continues for thirty (30) days or such shorter period as may be specified for a Default under such agreement relating to borrowed money;

(e) a Member transfers or attempts to transfer all or any portion of its Interest in the Company other than in accordance with the terms of this Agreement;

then a “Default” hereunder shall be deemed to have occurred and the Member with respect to which one or more Events of Default has occurred shall be referred to as the “Defaulting Member”, and the other Members shall be referred to as “Nondefaulting Members.”

9.2 Consequences of Default. The Members agree as follows:

(a) Suspension of Distributions in the case of Monetary Default. Notwithstanding anything in this Agreement to the contrary, no distribution shall be made to any Defaulting Member who is in Monetary Default pursuant to Section 9.1(c). So long as any Monetary Default is continuing, the Defaulting Member assigns to the Nondefaulting Members (in proportion to the Nondefaulting Members’ Percentage Interests) its right to receive any and all distributions under this Agreement and such distributions shall be paid to the Nondefaulting Members; provided that any and all such distributions shall be credited toward the cure of any continuing Monetary Default of by the Defaulting Member pursuant to the same procedure as is set forth in Section 9.2(b)(i). The Defaulting Member shall also compensate the Nondefaulting Members for losses, damages, costs and expenses resulting directly or indirectly from such Monetary Default. If the Defaulting Member shall dispute whether an Event of Default has occurred, or the amount of the loss, damage, cost or expense incurred by the Nondefaulting Members as a consequence of a Monetary Default, the matter shall be submitted promptly to the dispute resolution procedure provided for in Section 12.11 hereof.

(b) Options of Nondefaulting Members. In the event of the occurrence of and during the continuance of an Event of Default, the Nondefaulting Members may take one or more of the following actions:

(i) cure the Default and cause the cost of such cure to be charged against a special loan account established for the Defaulting Member until the entire amount of such cost plus interest on the unpaid balance accrued at the Default Rate shall have been paid or reimbursed to the Nondefaulting Members from any subsequent distributions made pursuant to this Agreement to which the Defaulting Member would otherwise have been entitled, which amounts shall be paid first as interest and then principal, until the cost is paid in full; and

(ii) exercise any other rights and remedies available at law or in equity, subject to Section 12.11.

ARTICLE 10

DISSOLUTION AND LIQUIDATION

10.1 Dissolution. The Company shall be dissolved upon the earliest to occur of the following:

(a) all or substantially all of the Company’s assets and properties have been sold and reduced to cash;

(b) the written consent of the Members; or

(c) entry of a decree of judicial dissolution of the Company under section 18-802 of the Delaware Act.

The Members expressly recognize the right of the Company to continue in existence upon the occurrence of an Event of Default specified in Section 9.1(a) unless the Nondefaulting Members elect to dissolve the Company pursuant to this Section 10.1.

10.2 Liquidation. The Members agree as follows:

(a) Procedures. Upon dissolution of the Company, the Management Committee, or if there are no remaining Management Committee representatives, such Person as is designated by the Members (the remaining Management Committee or such Person being herein referred to as the “Liquidator”) shall proceed to wind up the business and affairs of the Company in accordance with the terms hereof and the requirements of the Delaware Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect during the period of winding up.

(b) Distributions. In connection with the winding up of the Company, the Company Assets or proceeds thereof shall be distributed as follows:

(i) To creditors, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities to Members and former Members under sections 18-601 and 18-604 of the Delaware Act;

(ii) To Members and former Members in satisfaction of liabilities for distributions under sections 18-601 and 18-604 of the Delaware Act; and

(iii) all remaining Company Assets shall be distributed to the Members as follows:

(A) the Liquidator may sell any or all Company Assets, including to one or more of the Members (other than any Member in Default at the time of dissolution), and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with Article 4;

(B) with respect to all Company Assets that have not been sold, the fair market value of such Company Assets (as determined by the Liquidator using any method of valuation as it, using its best judgment, deems reasonable) shall be determined and the Capital Accounts of the Members shall be adjusted in accordance with Article 4 to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such Company Assets that have not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of such Company Assets for their fair market value on the date of distribution;

(C) Company Assets shall be distributed among the Members ratably in proportion to each Member’s positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs (other than those made by reason of this clause (C)); and in each case, those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, ninety (90) days after the date of the liquidation); and

(D) All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 10.2(b)(iii). The distribution of Company Assets to a Member in accordance with the provisions of this Section 10.2(b)(iii) constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Interest and all the Company Assets.

(c) Capital Account Deficits; Termination. To the extent that any Member has a deficit in its Capital Account, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute any amounts to the Company to bring the balance of such Member’s Capital Account to zero. Following the completion of the winding up of the affairs of the Company and the distribution of Company Assets, the Company shall be deemed terminated and the Liquidator shall file a certificate of cancellation in the Office of the Secretary of State of the State of Delaware as required by the Delaware Act.

ARTICLE 11

FINANCIAL MATTERS

11.1 Books and Records. The Company shall maintain or cause to be maintained accurate and complete books and records, on the accrual basis, in accordance with GAAP in accordance with the Members’ respective Percentage Interests (which, having been adopted, shall not be changed without the prior written consent of the Members), showing all costs, expenditures, sales, receipts, assets and liabilities and profits and losses and all other records necessary, convenient or incidental to recording the Company’s business and affairs. All of such books and records of the Company shall be open to inspection by each Member or its designated representative at the inspecting Member’s expense at any reasonable time during business hours.

11.2 Financial Reports. No later than twenty-five (25) days following the last day of each calendar quarter, the Company shall cause each Member to be furnished with a balance sheet, an income statement and a statement of cash flows for, or as of the end of such calendar quarter. The Management Committee shall cause each Member to be furnished with annual audited (by an independent registered public accounting firm) financial statements on a timely basis, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member’s GAAP Capital Account as of the end of the immediately preceding Fiscal Year. The Management Committee also may cause to be prepared or delivered such other reports as it may deem in its sole judgment, appropriate. The Company shall bear the costs of the preparation of the reports and financial statements referred to in this Section 11.2(a).

Upon request of a Member, the Company will prepare and deliver to any such Member or its Parent all of such additional financial statements, notes thereto and additional financial information not prepared pursuant to Section 11.2(a) above as may be required in order for such Member or Parent to comply with its reporting requirements under (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii) the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (iii) any national securities exchange or automated quotation system, in each case, on a timely basis. All of such financial statements must be prepared in accordance with GAAP. The Company shall bear all the costs of the preparation of the reports and financial statements referred to in this Section 11.2(b).

11.3 Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms the Management Committee may determine. The Company may not commingle the Company’s funds with the funds of any other Person. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement. The Company may invest the Company funds only in (i) readily marketable securities issued by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three months or less from the date of acquisition, (ii) readily marketable securities issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, maturing within three months or less from the date of acquisition and rated “A” or better by any recognized rating agency, (iii) readily marketable commercial paper rated “Prime-1” by Moody’s or “A-1” by Standard and Poor’s (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three months after the date of acquisition or (iv) certificates of deposit or time deposits issued by any incorporated bank organized and doing business under the Laws of the United States of America which is rated at least “A” or “A2” by Standard and Poor’s or Moody’s and which mature within three months or less from the date of acquisition.

11.4 Tax Matters. The Members agree as follows:

(a) Tax Matters Partner. The ONEOK Member shall be designated as the “Tax Matters Partner” pursuant to Code section 6231(a)(7) and the Regulations promulgated thereunder. The Tax Matters Partner shall be responsible for all tax compliance and audit functions related to federal, state, and local tax returns of the Company and Transmission. The Tax Matters Partner is specifically directed and authorized to take whatever steps such Member, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may be from time to time required. The Tax Matters Partner shall not be liable to the Company, Transmission or the Members for any act or omission taken or suffered by it in its capacity as Tax Matters Partner in good faith in the belief that such act or omission is in accordance with the directions of the Management Committee; provided that such act or omission is not in willful violation of this Agreement and does not constitute fraud or a willful violation of law.

(b) Tax Information. Upon written request of the Tax Matters Partner, the Company and each Member shall furnish to the Tax Matters Partner, all pertinent information in its possession relating to the Company operations that is necessary to enable the Tax Matters Partner to file all federal, state, and local tax returns of the Company.

(c) Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(i) to adopt the accrual method of accounting;

(ii) an election pursuant to section 754 of the Code;

(iii) to elect to amortize any organizational expenses of the Company and any start up expenses of the Company under sections 195 and 709(b) of the Code, respectively, ratably over a period of sixty (60) months.

(iv) any other election that a Majority may deem appropriate.

It is the expressed intention of the Members hereunder to be treated as a partnership for federal and state tax purposes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

(d) Notices. The Tax Matters Partner shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of section 6223 of the Code and shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the thirtieth (30th) Business Day after becoming aware and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Partner may not take any action contemplated by sections 6222 through 6232 of the Code without the consent of a Majority.

(e) Filing of Returns. The Tax Matters Partner shall file all tax returns in a timely manner, provide all Members, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation of such Member of its income tax returns and such Member’s tax information reporting requirements, provide all Members with a draft of the return for their review and comment no later than February 1st of the year following, and provide all Members with a final return for the preparation of their federal and state returns no later than September 1st of the year following. The Company shall bear all the costs of the preparation of all tax returns and related record keeping and all costs or expenses incurred in connection with any audits of such returns.

ARTICLE 12

MISCELLANEOUS

12.1 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered on the date of receipt if (a) delivered personally; (b) telecopied or telexed with transmission confirmed; (c) mailed by registered or certified mail return receipt requested; or (d) delivered by a recognized commercial courier to the Member as follows (or to such other address as any Member shall have last designated by written notice to the other Members):

If to the Company:

Overland Pass Pipeline Company LLC

c/o ONEOK Overland Pass Holdings, L.L.C.

100 W. 5th Street, Suite 1800

Tulsa, OK 74103

Attention: President

Fax: 918-588-7961

Phone: 918-588-7930

with copies to (which shall not constitute notice):

ONEOK, Inc.

100 W. 5th Street, Suite 1800

Tulsa, OK 74103

Attention: John R. Barker

Fax: 918-588-7971

Phone: 918-588-7946

If to the Williams Member:

Williams Field Services Company, LLC

One Williams Center

Tulsa, OK 74172

Attention: Senior Vice President

Fax: 918 573-9375

Phone: 918 573-2398

with copies to (which shall not constitute notice):

The Williams Companies, Inc.

One Williams Center

Tulsa, OK 74172

Attention: Associate General Counsel – Midstream

Fax: 918-573-4503

Phone: 918-573-0816

If to the ONEOK Member:

ONEOK Overland Pass Holdings, L.L.C.

100 W. 5th Street, Suite 1800

Tulsa, OK 74103

Attention: President

Fax: 918-588-7961

Phone: 918-588-7930

with copies to (which shall not constitute notice):

ONEOK, Inc.

100 W. 5th Street, Suite 1800

Tulsa, OK 74103

Attention: John R. Barker

Fax: 918-588-7971

Phone: 918-588-7946

and

Gable & Gotwals

100 W. 5th Street, Suite 1100

Tulsa, OK 74103

Attention: Stephen W. Lake

Fax: 918-595-4990

Phone: 918-595-4833

12.2 Amendment. This Agreement, including this Section 12.2 and the Schedules and Exhibits hereto, shall not be amended or modified except by an instrument in writing signed by or on behalf of all of the Members.

12.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware as applied to contracts made and performed within the State of Delaware, without regard to principles of conflict of Laws.

12.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted successors and assigns.

12.5 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not party to this Agreement, except that the Company Indemnitees and Member Indemnitees are third party beneficiaries to Article 6 of this Agreement and their rights are subject to the terms of such Article 6.

12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.7 Invalidity. If any of the provisions of this Agreement, including the Schedules, is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision is held invalid or unenforceable, the Members shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

12.8 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, together with the other Transaction Documents, contains the entire agreement among the Members hereto with respect to the subject matter hereof and all prior or contemporaneous understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the Members’ understandings which have not been incorporated into this Agreement, the Exhibits, the Schedules or the other Transaction Documents.

12.9 Expenses. Except as the Members may otherwise agree or as otherwise provided herein, each Member shall bear its respective fees, costs and expenses in connection with this Agreement and the transactions contemplated hereby.

12.10 Waiver. No waiver by any Member, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Member’s right at any other time or a waiver of such Member’s rights under any other provision of this Agreement unless it is made in writing and signed by a duly authorized officer of the Member waiving the condition. No failure by any Member hereto to take any action with respect to any breach of this Agreement or Default by another Member shall constitute a waiver of the former Member’s right to enforce any provision of this Agreement or to take action with respect to such breach or Default or any subsequent breach or Default by such later Member.

12.11 Dispute Resolution

(a) Scope. The procedures specified in this Section 12.11 shall be the sole and exclusive procedures for the resolution of disputes between the Members arising out of or relating to this Agreement; provided, however, that a Member may file a complaint for statute of limitations and/or to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary. Despite such action, the Members will continue to participate in good faith in the procedures specified in this Section 12.11. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 12.11 are pending. The Members will take such action, if any, required to effectuate such tolling. Mediators and arbitrators shall have experience relevant to the subject matter of the dispute before them.

(b) Senior Party Negotiation. The Members shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between management representatives who have authority to settle the controversy and who are at least one level above the persons with direct responsibility for administration of this Agreement and who have been unsuccessfully involved with the dispute up to this point. Any Member may give the other Member written notice of any dispute (“Notice of Dispute”). Within twenty (20) days after delivery of the Notice of Dispute, the receiving Member shall submit to the other a written response. The notice and the response shall include (a) a statement of each Member’s position and a summary of arguments supporting that position, and (b) the name and title of the officer or executive who will represent that Member and of any other person who will accompany such officer or executive. Within ten (10) days after delivery of the written response, the representatives of both Members shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(c) Mediation.

If the dispute has not been resolved within ten (10) days of the meeting of the management representatives, or if the management representatives fail to meet within thirty (30) days of the disputing party’s notice, and the parties do not otherwise agree to extend the time for negotiation, either party may initiate mediation of the dispute by giving the other party written notice setting forth such party’s request to submit the dispute to mediation. The mediation shall be conducted in accordance with the CPR Mediation Procedure then currently in effect. The parties shall have ten (10) days from the date the mediation notice is received to agree upon a mediator. If the parties are unable to agree, the mediator will be selected by CPR on motion by either party. The mediation shall be conducted in Tulsa, Oklahoma. Each Party shall bear one-half of the costs of the mediation, except that each party shall bear the costs of its discovery and preparation, attorneys, experts, and witnesses. All mediations under this Section 12.11(c) are confidential and shall be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence.

(d) Arbitration.

Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved through the procedures provided in subsections (b) or (c) above, shall be finally resolved by arbitration in accordance with the rules for non-administered arbitration of the International Institute for Conflict Prevention and Resolution (the “CPR Rules”) then currently in effect. Either Member may initiate such arbitration proceedings fifteen (15) days or more after the initial mediation session, to the extent the parties have not otherwise agreed to extend the time for mediation or resolved the dispute. The arbitration shall be conducted by (i) by a sole arbitrator if the dispute involves less than $500,000, and (ii) by a panel of three independent and impartial arbitrators if the dispute involves in excess of $500,000. All arbitrators shall be agreed upon by the parties or, failing such agreement, shall be appointed under the CPR Rules. The arbitration will proceed in accordance with the CPR Rules and shall be conducted in Tulsa, Oklahoma. The Parties agree that any arbitration shall be kept confidential and any element of such arbitration (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitral tribunal, the parties, their counsel and any persons necessary to conduct the arbitration, except as may be required in recognition and enforcement proceedings, if any, or in order to satisfy disclosure obligations imposed by any Applicable Law. The parties agree to cooperate in providing each other with all discovery, including but not limited to the exchange of documents and depositions reasonably related to the issues in the arbitration. If the parties are unable to agree on any matter relating to such discovery, any such difference shall be determined by the arbitrators. The award of the arbitrators shall be final and binding upon the Parties, and shall not be subject to any appeal or review. Judgment upon the award may be obtained and entered in any federal or state court of competent jurisdiction. The parties shall submit to the non-exclusive personal jurisdiction of the federal and state courts sitting in Tulsa, Oklahoma for the limited purpose of enforcing this arbitration agreement (including, where appropriate, issuing injunctive relief) or any award resulting from arbitration pursuant to this Section 12.11. The arbitrators shall have the discretion to grant the prevailing party in any arbitration attorneys’ fees and costs and make the non-prevailing party responsible for all expenses of the arbitration.

(e) Continued Performance.

Each Member is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances. The requirements of this Section 12.11 shall not be deemed a waiver of any right of termination under this Agreement.

12.12 Disclosure. Each Member is acquiring its Interest in the Company based upon its own independent investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement are based upon its own investigation, analysis and expertise. Each Member’s acquisition of its Interest in the Company is being made for its own account for investment, and not with a view to the sale or distribution thereof.

12.13 Brokers and Finder. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of any Member in such manner as to give rise to any valid claim against any Member for any brokerage or finder’s commission, fee or similar compensation.

12.14 Further Assurances. The Members shall provide to each other such information with respect to the transactions contemplated hereby as may be reasonably requested and shall execute and deliver to each other such further documents and take such further action as may be reasonably requested by any Member to document, complete or give full effect to the terms and provisions of this Agreement and the transactions contemplated herein.

12.15 Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision hereof.

12.16 Waiver of Certain Damages. Each of the Members (individually, and on behalf of the Company) waives any right to recover any damages, including consequential or punitive damages, in excess of actual damages from any other Member or the Company in connection with a default under this Agreement.

12.17 Reserved.

12.18 Confidentiality. Except as required by law, neither the Williams Member nor the ONEOK Member shall disclose any commercially sensitive terms or conditions of this Agreement or commercially sensitive information of the Company without the prior written consent of the other Member, which consent shall not be unreasonably withheld, delayed or conditioned. To the extent any Member obtains commercially sensitive or otherwise confidential information from or about another Member, such information shall not be disclosed to any other

Person. This Section 12.18 shall not apply to information that is readily ascertainable from public or published information or trade sources or is received by the disclosing Member from a third party having no obligation of confidentiality with respect to such information. A Member may disclose, without such consent, any term or condition of this Agreement or commercially sensitive Company information to its Affiliates, and its outside consultants on a need to know basis, and after advising such persons and entities of the confidentiality obligations hereunder, and such Member shall be responsible for any unauthorized disclosure of information by any such persons and entities. The ONEOK Member and the Williams Member agree that the Company may disclose the fact of a Pipeline Re-route and the details of such Pipeline Re-route as necessary to permit calculation of the adjustment to the fee under that Transportation Agreement between the Company and Williams Power Company, Inc. dated of even date herewith.

ARTICLE 13

FORCE MAJEURE

13.1 Excuse by Force Majeure. If the Company is rendered unable, wholly or in part, by Force Majeure to construct the Overland Pass Pipeline in accordance with this Agreement, then the Company shall give prompt written notice to the Williams Member of the Force Majeure, stating facts supporting such claim of inability to perform. Thereupon, the Company’s obligation to construct the Overland Pass Pipeline in accordance with this Agreement and the ONEOK Member’s obligation to contribute the Pipeline Costs, each only as so affected, shall be suspended during the continuation of an inability so caused, but for no longer period, but this Agreement shall otherwise remain unaffected. The Company shall use due diligence to remove the cause, where commercially practicable, with all reasonable dispatch; provided, however, that this provision shall not require the settlement of strikes, lockouts, or other labor difficulty of the party involved, when such course is determined inadvisable by the party having the difficulty. The ONEOK Member shall contribute all cash Capital Contributions necessary to permit the Company to meet the foregoing obligation to cure the cause of the Force Majeure.

13.2 Definition of Force Majeure. The term “Force Majeure,” as employed herein, shall mean any event or occurrence beyond the reasonable control of the Company, the ONEOK Member and/or the ONEOK Member’s Affiliates that prevents in whole or in part the performance by the Company of its obligation to construct the Overland Pass Pipeline, including but not limited to strikes, lockouts, or other industrial disturbances, wars, sabotage, terrorism, blockades, insurrections, or acts of the public enemy; epidemics, landslides, lightning, earthquakes, tornadoes, loss of utilities, fires, explosions, storms, floods, washouts, or other acts of God; arrests or restraints of governments and people; riots or civil disturbances, failures, disruptions, breakdowns, or accidents to machinery, facilities, or lines of pipe (whether owned, leased or rented); freezing of lines; embargoes, priorities, expropriation, or condemnation by government or governmental authorities; interference by civil or military authorities. The Company shall not be entitled to the benefit of Force Majeure under any or all of the following circumstances:

i.	to the extent the failure was caused by the sole negligence of the Company, the ONEOK Member and/or the ONEOK Member’s Affiliates;

ii.	the ability of the Company, the ONEOK Member and/or the ONEOK Member’s Affiliates to obtain a better consideration for performance;

iii.	the loss of markets; or

iv.	economic hardship.

A third party’s event of Force Majeure preventing the performance of a party hereunder shall be deemed an event of Force Majeure for such party for all purposes herein.

*     *     *     *     *

IN WITNESS WHEREOF, the Members hereto have executed this Agreement as of the date first set forth above.

WILLIAMS FIELD SERVICES COMPANY, LLC

By:	/s/ Alan S. Armstrong
Name:	Alan S. Armstrong
Title:	Senior Vice President and General Manager

ONEOK OVERLAND PASS HOLDINGS, L.L.C.

By:	/s/ John W. Gibson
Name:	John W. Gibson
Title:	President